SKRM INTERACTIVE INC.

11637 Orpington St.
Orlando, FL 32817
Phone: 407-207-0400 Fax: 407-207-0434

September 17, 2007

Board of Directors
SKRM Interactive Inc.
11637 Orpington St.
Orlando, FL 32817

RE: RESIGNATION OF OFFICER & DIRECTOR

Dear Sirs,

Please be advised that I hereby resign as an Officer and Director of the Board of Directors, effective September 17, 2007.

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company's operations, policies or practices.

Sincerely,

Karen Aalders

Karen Aalders
Chief Financial Officer